Amendment No. 2 to
Collaboration and License Agreement
This Amendment No. 2 to Collaboration and License Agreement (“Amendment”) is made effective as of February 8, 2008 (“Amendment Date”) by and between Memory Pharmaceuticals Corp., a Delaware corporation (“Memory”) and Amgen Inc., a Delaware corporation (“Amgen”).
Whereas, Memory and Amgen are parties to that certain Collaboration and License Agreement having a date of October 14, 2005 and Amendment No. 1 having a date of September 18, 2006 (as amended, the “Agreement”).
Whereas, Memory and Amgen desire to extend the Original Term (as defined in the Agreement) and make certain additional amendments to the Agreement, all as set forth in this Amendment.
Now, therefore, in consideration of the premises and the mutual promises and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Agreement.
2. Extension of Original Term. The Parties agree that the Original Term of the Research Collaboration is hereby extended until one (1) year after the Amendment Date (the “First Extension Period”), at which time it shall terminate unless further extended as set forth immediately below. If Amgen provides written notice to Memory on or before sixty (60) days prior to the end of the First Extension Period that Amgen desires to extend the Original Term from the end of the First Extension Period for a one (1) year period, and if Memory thereafter agrees in writing to such extension prior to thirty (30) days prior to the end of the First Extension Period, then the Original Term shall be extended for such additional one (1) year period (such additional one (1) year period, the “Second Extension Period”). During the First Extension Period and, if applicable, the Second Extension Period, Memory shall perform the research activities set forth on Appendix A attached hereto and such additional in vitro and in vivo characterization as reasonably requested by Amgen and as mutually agreed upon by the Parties (collectively, the “Extension Period Research Activities”). The Extension Period Research Activities shall be deemed part of the Research Workplan. The Parties expect that Memory will use an average of [*] FTEs to perform the Extension Period Research Activities, and that the actual number of FTEs used by Memory for such performance will vary from time to time. Amgen shall have no obligations to make any research funding or other payments to Memory for the provision of any FTEs, to reimburse Memory for any FTE time, or to pay any FTE Rate with respect to any FTEs.

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3. Milestones.
     (a) Subject to Section 3(d) below, Amgen shall pay to Memory each of the following applicable one-time milestone payments following achievement of the corresponding milestone event by Amgen, its Affiliates or sublicensees. To the extent applicable, the milestone payments referenced in Sections 3(a)-(c) of this Amendment shall be in addition to, and not in substitution of, the milestone payments set forth in the Agreement.

Milestone Event	Milestone Payment
[*]	US$[*]
[*]	US$[*]
[*]	US$[*]
[*]	US$[*]
     (b) Notwithstanding the foregoing in Section 3(a), but subject to Section 3(d) below, in the event, but only in the event, that the Original Term is extended for the Second Extension Period pursuant to Section 2 of this Amendment, then (i) the milestone payment set forth above in Section 3(a) for [*] shall be changed from US$[*] to US$[*], (ii) the milestone payment set forth above in Section 3(a) for [*] shall be changed from US$[*] to US$[*], and (iii) an additional milestone event and milestone payment shall be added as follows:

Milestone Event	Milestone Payment
[*]	US$[*]
     (c) Amgen shall only be obligated to make each of the milestone payments in Sections 3(a) and (b) of this Amendment (subject to adjustment under Section 3(d) below, if applicable) once, for the first occurrence of the respective milestone event, regardless of how many times the event may be subsequently achieved with one or more Products. In no event shall Amgen be obligated to pay to Memory under Section 3 of this Amendment more than US$[*] for the achievement of all the milestones if the Original Term is not extended for the Second Extension Period or more than US$[*] for the achievement of all the milestones if the Original Term is extended for the Second Extension Period, in each case regardless of how many times milestone events are achieved and regardless of whether they are achieved by Primary Products, Secondary Products or both.
     (d) Upon a Change of Control of Memory during the First Extension Period, each additional milestone payment specified in Section 3(a) of this Amendment shall be reduced to an amount equal to a percentage of such specified payment as follows:
     Upon a Change of Control of Memory within 90 days of the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 91st and 180th day after the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 181st and 270th day after the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 271st and 365th day after the Amendment Date      [*]%

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Upon a Change of Control of Memory during the Second Extension Period, the additional milestone payment and each additional amount of milestone payments specified in Section 3(b) of this Amendment shall be reduced to an amount equal to a percentage of such specified payment as follows:
     Upon a Change of Control of Memory on or between the 366th and 455th day after the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 456th and 545th day after the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 546th and 635th day after the Amendment Date      [*]%
     Upon a Change of Control of Memory on or between the 636th and 730th day after the Amendment Date      [*]%
Notwithstanding the foregoing in this Section 3(d), if Amgen provides written notice of its election to have Memory continue to provide the Extension Period Research Activities after receiving notice of a Change of Control of Memory and Memory does actually provide such Extension Period Research Activities for the duration of the applicable period (i.e., First Extension Period and/or Second Extension Period), then the additional milestones payable pursuant to Sections 3(a) and 3(b), as the case may be, shall be payable without adjustment in accordance with Section 3(a) and 3(b), as applicable.
4. Additional Definitions. For purposes of Section 3 of this Amendment, the following definitions shall apply:
[*]
5. Amended Definitions.
     (a) The definition of Collaboration Compound set forth in Section 1.10 of the Agreement is hereby deleted and replaced in its entirety with the following:
“‘Collaboration Compound’ means a PDE10 inhibitor or modulator (a) for which Amgen during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator or under agreement with a Third Party, (b) was identified or confirmed as a PDE10 inhibitor or modulator through the use of the Memory Screening Technology, and (c) which Amgen or its Affiliate has dosed in a human within [*] after the Effective Date.”
     (b) The definition of [*] set forth in Section 1.53 of the Agreement is hereby deleted and replaced in its entirety with the following:
     [*]
     (c) The definition of Secondary Compound set forth in Section 1.60 of the Agreement is hereby deleted and replaced in its entirety with the following:

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“‘Secondary Compound’ means (i) a PDE10 inhibitor or modulator, other than a Primary Compound, (a) for which Amgen during the Agreement Term has rights, whether by reason of its own conception of such inhibitor or modulator, or under agreement with a Third Party, (b) was identified or confirmed as a PDE10 inhibitor or modulator through the use of the Memory Screening Technology, and (c) which neither Amgen nor its Affiliate has dosed in a human within [*] after the Effective Date, or (ii) [*] or as identified by Memory on Schedule 1.60 attached hereto.”
6. Other Amended Provisions.
     (a) Section 4.3(d)(ii) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Notwithstanding Section 4.3(d)(i), except as provided in the next sentence, a Product that includes, in whole or as a component thereof, a Collaboration Compound shall be presumed to be a Primary Product until such time as it is determined to be a Secondary Product. An inhibitor or modulator of PDE10 comprising a composition of matter claimed in a patent application within a Memory Patent Right or a Joint Patent Right shall, prior to Launch, be presumed to be a Primary Product. In the event Amgen pays to Memory a milestone payment for a Collaboration Compound that is presumed to be a Primary Product and it is subsequently determined to be a Secondary Product (e.g., such compound is not dosed in a human within [*] after the Effective Date), and such milestone event has not otherwise been achieved by a Primary Product, then Amgen shall have the right to credit against any other payments due from Amgen to Memory under this Agreement an amount equal to the difference between the amount payable for such milestone event for a Primary Product and the amount payable for such milestone event for a Secondary Product.”
If Memory terminates the Research Collaboration during the First Extension Period, then the first sentence of Section 4.3(d)(ii) of the Agreement set forth in this Section 6(a) shall be deleted and replaced in its entirety with the following: “Notwithstanding Section 4.3(d)(i), except as provided in the next sentence, a Product that includes, in whole or as a component thereof, a Collaboration Compound shall be presumed to be a Secondary Product until such time as it is determined to be a Primary Product.” and if Amgen has paid to Memory prior to such termination of the First Extension Period a milestone payment for a Collaboration Compound that is presumed to be a Primary Product based on Section 4.3(d)(ii) of the Agreement, then Memory shall pay to Amgen within [*] of the termination of the First Extension Period the difference between the amount payable for such milestone event for a Primary Product and the amount payable for such milestone event for a Secondary Product.
     (b) Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and the last two sentences of Section 7.3(f) of the Agreement are no longer applicable and are hereby deleted (but such deletions shall not result in any re-numbering of the sections of the Agreement and references to Section 7.3 or Section 7.3(a), 7.3(b). 7.3(c) or 7.3(d) in other provisions of the Agreement shall remain for historical purposes and as necessary for operation of such other provisions (e.g., Section 7.3(e)). The following sentence will be added to the end of Section 7.3(e): “Notwithstanding the above,

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the foregoing rights in this Section 7.3(e) will only relate to the work carried out under the Original Term.”
7. Termination of Research Collaboration. Memory shall have the right to terminate the Research Collaboration at any time after the date hereof by giving Amgen at least four (4) weeks’ prior written notice thereof. In the event that Memory terminates the Research Collaboration as provided in this Section 7, this Amendment shall terminate and the Agreement as in effect prior to this Amendment shall be reinstated as if this Amendment had not been entered into by the Parties, Amgen shall have no obligation with respect to the milestone payments or additional milestone payments set forth in Section 3 of this Amendment and Memory shall have no further obligation to perform any research work under the Agreement. Upon a termination or expiration of the Research Collaboration, Memory will promptly transition to Amgen research activities under the Research Collaboration as reasonably requested by Amgen. Notwithstanding the above in this Section 7, in the event Memory terminates the Research Collaboration during the Second Extension Period, Memory shall be entitled to the additional milestone payments included in Section 3(a).
8. Miscellaneous. This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Amendment shall be binding upon each party hereto and its respective successors and assigns. This Amendment shall not be assignable by either Party except together with a permitted assignment of the Agreement, and any other assignment of this Amendment shall be null and void and of no legal effect. The waiver by a Party of a breach or a default of any provision of this Amendment by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party. Except as expressly modified by the terms of this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. Amgen and Memory affirm that the Agreement, as amended by this Amendment, is a valid and binding obligation, enforceable in accordance with its terms.
[signature page immediately follows]

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     In Witness Whereof, the Parties hereto have executed this Amendment as of the date first set forth above.

Amgen Inc.		Memory Pharmaceuticals Corp.

By:	/s/ Andrew Gengos	By:	/s/ Vaughn Kailian

Name:	Andrew Gengos	Name:	Vaughn Kailian

Title:	VP Strategy & Corporate Development	Title:	President & CEO

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Appendix A
Research Activities

[*]

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